UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

June 6, 2017

RENT-A-CENTER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38047	45-0491516
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5501 Headquarters Drive

Plano, Texas 75024

(Address of principal executive offices and zip code)

(972) 801-1100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2017, Rent-A-Center, Inc. (the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”), effective as of June 6, 2017, to the Credit Agreement, dated as of March 19, 2014 (as previously amended on February 1, 2016, September 30, 2016 and May 1, 2017, the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, the other agents party thereto and the lenders party thereto. Capitalized terms used but not defined in this Report shall have the meanings assigned to them in the Credit Agreement.

The Fourth Amendment removed or modified certain covenants under the Credit Agreement, including:

•	The Consolidated Total Leverage Ratio was removed.

•	The Consolidated Senior Secured Leverage Ratio was removed.

•	The Consolidated Fixed Charge Coverage Ratio was reduced from 1.50 to 1.00 to 1.10 to 1.00. In addition, the sole consequence of a breach of this covenant shall be that a Minimum Availability Period shall result, which impacts the borrowing capacity under the Loans.

•	Any guarantee obligations of Foreign Subsidiaries may not exceed an aggregate of $10,000,000 outstanding at any time.

•	Indebtedness, including Capital Lease Obligations, mortgage financings and purchase money obligations that are secured by Liens permitted under the Credit Agreement, may not exceed an aggregate outstanding amount of $10,000,000, unless such Indebtedness was outstanding on the effective date of the Fourth Amendment.

•	Removed certain permitted Investments, and modified Permitted Acquisitions, which is now tied to certain performance criteria, including the Borrowing Base.

Under the Fourth Amendment, the Company agreed to provide additional collateral protections to secure the obligations under the Credit Agreement. The Fourth Amendment also modified the borrowing terms of the revolving loans under the Credit Agreement, which, as amended, establishes that the aggregate outstanding amounts (including after any draw request) not exceed the Borrowing Base. The Borrowing Base is tied to the Company’s Eligible Installment Sales Accounts, Inventory and Eligible Rental Contracts, in addition to Reserves and the Term Loan Reserve. The Company will provide to the Administrative Agent information necessary to calculate the Borrowing Base within 30 days of the end of each calendar month, unless there is an event of default, in which case the Company must provide weekly information.

The Fourth Amendment reduced the aggregate amount of Incremental Term Loans and Incremental Revolving Commitments from $250,000,000 to $100,000,000. The Company may request an Incremental Revolving Loan, provided that at the time of such draw, and after giving effect thereto, (i) the Consolidated Fixed Charge Coverage Ratio on a pro forma basis is no less than 1.1:1.0, (ii) the Total Revolving Extensions of Credit do not exceed the Borrowing Base, and (iii) if the draw occurs during a Minimum Availability Period, the Availability must be more than the Availability Threshold Amount.

The Fourth Amendment permits the Administrative Agent, in its sole discretion, to make loans to the Company that it deems necessary or desires (i) to preserve or protect the Collateral, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or requirement to be paid by the Company pursuant to the terms of the Credit Agreement. The aggregate amount of such Protective Advances outstanding at any time may not exceed $35,000,000.

In connection with the Fourth Amendment, the Company paid customary amendment fees to the Administrative Agent and the lenders that provided their consent to the Amendment.

The description of the Fourth Amendment set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Fourth Amendment to the Credit Agreement (including Amended and Restated Guarantee and Collateral Agreement), dated as of June 6, 2017, between the Company, JPMorgan Chase Bank, N.A., as administrative agent, the other agents party thereto and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date: June 12, 2017

	By:	/s/ Dawn M. Wolverton
Dawn M. Wolverton
Vice President - Assistant General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fourth Amendment to the Credit Agreement (including Amended and Restated Guarantee and Collateral Agreement), dated as of June 6, 2017, between the Company, JPMorgan Chase Bank, N.A., as administrative agent, the other agents party thereto and the lenders party thereto.